Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated March 30, 2017, with respect to the consolidated financial statements and related schedule of Global Self Storage, Inc. for the years ended December 31, 2016 and 2015 included in its 2016 Annual Report (Form 10-K); and to our reports dated October 19, 2017 with respect to the Historical Summaries of Revenue and Direct Operating Expenses of the Tuxis properties for the years ended December 31, 2015 and 2014 included in its Amended Form 8-K, and to the Historical Summary of Revenue and Direct Operating Expenses of the Fishers property for the year ended December 31, 2015 included in its Amended Form 8- K.

                               /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 28, 2018